EXHIBIT 99.2

SAVVIS Communications Corporation

Forward-Looking Information

The integration of SAVVIS and CWA products, services, expertise, and infrastructure is well underway and is creating benefits and opportunities for SAVVIS and the combined customer base. We remain focused on stabilizing existing customers, leveraging our existing and new capabilities, and deriving synergies from the acquisition of the Business.

As previously reported in the SAVVIS quarterly report on Form 10-Q for the quarter ended March 31, 2004, the revenues of the acquired business on a pro forma basis were approximately $171 million for the first quarter of 2004. On a pro forma annualized basis for 2004, we believe consolidated revenue will be approximately $700 million. Savings from integration-related synergies in 2004 are estimated to be $100 million on an annualized basis. These savings include headcount reductions, facility savings and network cost reductions that will be realized over the next four quarters. To achieve the synergy savings, SAVVIS currently plans to incur approximately $25 - $30 million of integration expenses. Additionally SAVVIS expects our third-quarter operating income exclusive of depreciation, amortization, accretion, non-cash equity based compensation and integration expenses to be positive and to exit the year generating enough positive operating cash flow to cover our capital expenditures.

This exhibit contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in SAVVIS’ filings, including its annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on February 24, 2004, and all subsequent filings. SAVVIS assumes no obligation to update or supplement forward-looking statements.